Exhibit 10.42

April 3, 2008

Mr. John Lionato

305 Eagle Trace Dr,

Half Moon Bay, CA 94019

Dear John:

We are pleased to extend you an offer to join Rackspace US, Inc. (the “Company”) as Senior Vice President, Operations for the Company. The terms and conditions of our employment offer to you are set forth below:

1. Employment Commencement. You will commence services as a full-time employee of the Company as soon as practicable but no later than May 1, 2008 (and for the purposes of this letter, your start date will be the “Employment Commencement Date”). By signing this offer letter, you represent and warrant to the Company you are under no contractual commitments inconsistent with your obligations to the Company.

2. Position. In your capacity as SVP, Operations, you will report to the President and Chief Executive Officer.

3. Relocation. We agree to reimburse your reasonable relocation expenses in accordance with our policy. We will assign a relocation specialist to you to assist you with your relocation needs.

4. Salary. You will be paid a salary at the annual rate of $330,000 per year, commencing on the Employment Commencement Date specified above and on each anniversary thereof. Your salary will be reviewed every year.

5. Bonus. You will be entitled to participate in our cash incentive program which provides for an annual bonus based on the Company’s financial performance and the evaluation of your performance and contribution to such results. Your personal, annualized target bonus percentage will be 50% of your base salary.

6. Equity Awards. You will be awarded options to purchase 225,000 shares of Common Stock in our parent corporation, Rackspace, Inc., pending final board approval with an exercise price equal to the current appraised fair market value as of the date on which board or compensation committee grants the options in accordance with our equity award policy. It is expected to be within 60 days of your Employment Commencement Date. The stock options will vest over four years (25% will become exercisable the first anniversary of your Employment Commencement Date and an additional 25% will vest on each anniversary thereof through the fourth anniversary) and will be issued pursuant to the Rackspace, Inc. 2007 Long Term Incentive Plan and our standard form of Stock Option Agreement.

7. Severance Benefit. If you are terminated without Cause or resign for Good Reason at any time prior to one year from your start date, in addition to any accrued but unpaid Base Salary, accrued vacation and unpaid business expense reimbursements (the “Accrued Obligations”) the Company agrees to provide severance payment in the amount of $330,000 payable in twelve equal monthly installments. Upon termination of employment for any other reason, including in the event of your death or disability, the Company’s obligation shall be limited to the Accrued Obligations.

For purposes of this Agreement, the term “Cause” shall mean (a) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate, (b) gross negligence or willful misconduct with respect to the Company or an affiliate. The Board of Directors of Parent or its delegate, in its absolute discretion, shall determine the effect of all matters and questions relating to whether you have been discharged for Cause. “Good Reason” shall mean and will be deemed to exist if, without your consent, (a) you suffer a material diminution in your duties, responsibilities or effective authority or any adverse changes in your title or position, (b) you suffer a reduction of Base Salary, (c) the Company fails to pay any earned compensation or to provide for your vested benefits when due and payable, or (d) any material breach of this offer letter; provided, however, that (i) you must provide written notification of your intention to resign within 60 days after you know; (ii) such event or condition is not corrected, in all material respects; by the Company within 30 days of its receipt of such notice; (iii) you actually resign your employment with the Company not more than 30 days following the expiration of such 30-day period; and (iv) your termination of employment occurs within two years following the initial occurrence of one or more of such events.

8. Benefits. The Company also offers an excellent benefits package including medical, dental, disability, life insurance and 401(k). You are eligible to begin your participation in our benefits on your Employment Commencement Date in accordance with the specific terms of the respective benefit plans. You will also be eligible for three weeks of annual vacation in accordance with the Company’s vacation policies.

9. Confidentiality and Intellectual Property Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Confidentiality and Intellectual Property Assignment Agreement, a copy of which is attached hereto as Exhibit A.

10. Period of Employment. The contents of this letter do not form an employment contract or alter your at-will employment status. All Company personnel are at-will employees. This means that either the Company or the employee may terminate the employment relationship at any time, for any reason or no reason. Only the Chief Executive Officer or President may enter into any agreement to the contrary, whether verbal or written, with any employee. If such Chief Executive Officer or President should choose to enter into an agreement to the contrary, it must be a written agreement signed by one of such officers to be valid. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

11. Outside Activities. On and after the Employment Commencement Date, while you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

12. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

13. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

14. Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Texas law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Confidentiality and Intellectual Property Assignment Agreement and returning them to me. Please note that this offer is made contingent on your passing the Company’s pre-employment screening process, which includes a criminal background check, education verification, and employment reference check. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 10, 2008.

Again, we are pleased offer you the opportunity to join Rackspace. We look forward to having you join us on the Employment Commencement Date and to receiving your services as a Consultant prior to such date.

Sincerely,

/s/ David Belle-Isle
David Belle-Isle
Senior Vice President, Human Resources

I accept the offer to join Rackspace as Senior Vice President, Operations of the Company and agree to the terms outlined above.

April 3, 2008	/s/ John Lionato
Date	John Lionato, individually